EXHIBIT 99.1

Repros Reports Both Primary Endpoints Successfully Met in First Pivotal Study of Androxal(R)

  79-83% in normal testosterone (T) range (FDA requirement 75%)
  No patient elevated beyond normal range
  Androxal's impact on sperm concentration meets FDA non-inferiority threshold compared to placebo
  Potential key points of differentiation from gels

THE WOODLANDS, Texas, March 27, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today reported top-line results for the first pivotal study of Androxal, ZA-301, in the treatment of secondary hypogonadism. Results for the Intent-to-Treat population met both co-primary endpoints mandated by the FDA. The Intent-to-Treat population included all men randomized in the study whether or not they completed the study.

151 subjects were randomized into the study, 38 on placebo and 113 on Androxal.

Testosterone Endpoint

The primary testosterone endpoint required that 75% of the subjects in the drug arm exhibit a 24 hour average total testosterone in the normal range (300–1040 ng/dL) at the end of 12 weeks of treatment. Any subjects that dropped out of the trial before the 24 hour assessment were to have their last observation carried forward. Men who dropped out before their first visit following the randomization visit carried their baseline observation forward.

All 113 men in the Androxal arm were included in the Intent-to-Treat population. Six of the subjects discontinued prematurely. Four of these subjects had no visit after the randomization visit and their baseline data was carried forward.

After six weeks of dosing, men were allowed to up-titrate if their morning testosterone was below 300 ng/dL. No up-titrations were allowed after that point. 21 of the 113 subjects in the Androxal arm up-titrated from the 12.5 to the 25 mg dose. Some of the men that were not up-titrated exhibited only a marginal response to the 12.5 mg dose.

79% of the Intent-to-Treat Androxal subjects exhibited 24 hour average testosterone levels in the normal range. Importantly, not a single subject exhibited any testosterone assessment at any time that was above the normal range. This included any of the individual assessments made during the 24 hour sampling. This finding is a particularly important safety assessment for the FDA during their review of any treatment for hypogonadism.

In a separate "completer" analysis, 83% of men that completed the study and the 24 hour assessment were in the normal range and exhibited a mean 24 hour average testosterone of 425 ng/dL (standard deviation, 135). By comparison the mean 24 hour average for the placebo group was 234 ng/dL (standard deviation, 74.1). The difference between the drug and placebo result was highly statistically significant (p<0.00001).

Sperm Endpoint

The co-primary sperm count endpoint prescribed by the FDA was that the drug was to exhibit non-inferiority to placebo at a margin of 20% when assessed from the perspective of the percent of subjects that dropped to ≤ 50% of baseline levels for the Intent-to-Treat population. The primary sperm endpoint was defined as that occurring after 12 weeks of the trial. At that point those men that had valid baseline sperm results exhibited a non-inferior criteria of 20% comparing Androxal to placebo. This finding is consistent with the expected increase in FSH with Androxal that increases or maintains sperm production. J. Richard Trout Ph.D., Professor Emeritus of Rutgers University and a statistical consultant to the pharmaceutical industry, consulted with Repros regarding handling the data consistent with FDA guidance.

Safety

Androxal was generally well tolerated. There were no adverse events leading to discontinuation in the Androxal arm. The six men that withdrew early from the Androxal arm of the study were either lost to follow-up or were unable to continue with the study schedule due to relocation or job schedule. There was one early termination in the placebo arm due to an adverse event, nausea.

Joseph S. Podolski, President and CEO of Repros commented, "We are obviously pleased with these results. As we expect full enrollment in the sister pivotal study ZA-302 by the end of May, today's outcome encourages us that a similar outcome will be realized." He further noted, "The apparent increase in awareness of the urology community in the need for a more rational approach to the treatment of secondary hypogonadism compared to current testosterone gel products, as evidenced by the schedule of podium sessions at the upcoming AUA meeting, leads us to believe that Androxal, if approved, will become an important therapy in the treatment of this rapidly growing medical indication."

Conference Call Details:

Time: Thursday, March 28, 2013 – 8AM Central

Participant Dial-In Number (Domestic and International): 800-630-4153

It is recommended that participants call in approximately 15 minutes prior to the start time of the conference call.

Teleconference replay will be available on Repros' website at www.reprosrx.com approximately 90 minutes after the conclusion of the teleconference.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931